EXHIBIT 21

                         Subsidiaries of the Registrant

The following were the direct or indirect wholly-owned subsidiaries of Apple Suites, Inc. as of December 31, 2000:

        Name of Subsidiary                                        Organized As
        ------------------                                        ------------
        Apple Suites General, Inc.                                Virginia corporation
        Apple Suites LP, Inc.                                     Virginia corporation
        Apple Suites SPE I, Inc.                                  Virginia corporation
        Apple Suites SPE II, Inc.                                 Virginia corporation
        Apple Suites Pennsylvania Business Trust                  Pennsylvania business trust
        Apple Suites REIT Limited Partnership                     Virginia limited partnership